Exhibit 99.8

CONSENT OF BRIAN HEMOND

In connection with the filing by Perception Capital Corp. II of its Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Spectaire Holdings Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: June 23, 2023

/s/ Brian Hemond
Brian Hemond